LIMITED PARTNERSHIP AGREEMENT

OF

STECKMAN RIDGE, LP

A Delaware Limited Partnership

March 2, 2007

i

ARTICLE 7	TAXES		19
	7.01	Tax Returns	19
	7.02	Tax Elections	19
	7.03	Tax Matters Partner	19
ARTICLE 8	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		20
	8.01	Maintenance of Books; Reports	20
	8.02	Bank Accounts	21
ARTICLE 9	WITHDRAWAL		21
	9.01	No Right of Withdrawal	21
	9.02	Deemed Withdrawal	21
	9.03	Effect of Withdrawal	21
ARTICLE 10	DISPUTE RESOLUTION		22
	10.01	Disputes	22
	10.02	Negotiation to Resolve Disputes	22
	10.03	Selection of Arbitrator	22
	10.04	Conduct of Arbitration	23
	10.05	Consolidation	23
ARTICLE 11	DISSOLUTION, WINDING UP AND TERMINATION		23
	11.01	Dissolution	23
	11.02	Winding Up and Termination	24
	11.03	Deficit Capital Accounts	25
	11.04	Certificate of Cancellation	25
ARTICLE 12	GENERAL PROVISIONS		25
	12.01	Offset	25
	12.02	Notices	25
	12.03	Entire Agreement; Superseding Effect	25
	12.04	Effect of Waiver or Consent	25
	12.05	Amendment or Restatement	25
	12.06	Binding Effect	25
	12.07	Governing Law; Severability	26
	12.08	Further Assurances	26
	12.09	Waiver of Certain Rights	26
	12.10	Counterparts	26

EXHIBITS:

A - Partners
B - Initial Facilities
C - Non-Competition Area
D - O&M Agreement

ii

LIMITED PARTNERSHIP AGREEMENT
OF
STECKMAN RIDGE, LP
A Delaware Limited Partnership

This LIMITED PARTNERSHIP AGREEMENT OF STECKMAN RIDGE, LP (this “Agreement”), dated as of March 2, 2007, is adopted, executed and agreed to, for good and valuable consideration, by STECKMAN RIDGE GP, LLC, a Delaware limited liability company (the “General Partner”), as the initial general partner and SPECTRA ENERGY TRANSMISSION RESOURCE, LLC, a Delaware limited liability company (“Spectra”), and NJR STECKMAN RIDGE STORAGE COMPANY, a Delaware corporation (“NJR”), as the initial limited partners. Capitalized terms used in this Agreement and not defined elsewhere have the meanings given to them in Article 1 below.

RECITALS

The Persons executing this Agreement as of the date of this Agreement are becoming partners of the Partnership and desire to enter into a written agreement pursuant to the Act governing the affairs of the Partnership and the conduct of its business. This Agreement is intended to bind all Partners from time to time and the Partnership.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners agree as follows:

ARTICLE 1
DEFINITIONS
1.01 Definitions.

(a) Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

AAA - Section 10.02(c).

Act - the Delaware Revised Uniform Limited Partnership Act.

Additional Contribution - Section 4.06(a)(ii).

Additional Contribution Partner - Section 4.06(a)(ii).

Adjusted Capital Account Deficit - with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) debit to such Capital Account such Partner’s share of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Affiliate - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Partner, the Partner’s Parent; and (c) each entity that is under common Control with the Person, including, in the case of a Partner, each entity that is Controlled by the Partner’s Parent; provided, with respect to any Partner, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if a general partner of the limited partnership is Controlled by the Partner’s Parent, or (z) a limited liability company or a Person controlled by a limited liability company if the managing partner of the limited liability company is Controlled by such Partner’s Parent; provided further, for purposes of this Agreement the Partnership and its subsidiaries (if any) shall not be an Affiliate of any Partner.

Affiliate’s Outside Activities - Section 6.04(b).

Agreement - introductory paragraph.

Arbitration Notice - Section 10.02(c).

Arbitrator - Section 10.03(b).

Assignee - any Person that acquires a Partnership Interest or any portion of a Partnership Interest through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Partnership as a Partner except with the prior written approval of the General Partner. The Assignee of a liquidated or wound up Partner is the shareholder, partner, partner or other equity owner or owners of the liquidated or wound up Partner to which that Partner’s Partnership Interest is assigned by the Person conducting the liquidation or winding up of that Partner. The Assignee of a Bankrupt Partner is (a) the Person or Persons (if any) to whom such Bankrupt Partner’s Partnership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Partnership Interest is assigned.

Authorizations - licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

Available Cash - with respect to any Quarter ending prior to the liquidation and winding up of the Partnership, the excess, if any and without duplication, of:

(a) the sum of all cash and cash equivalents of the Partnership on hand at the end of that Quarter, over

(b) the amount of any cash reserves that are necessary or appropriate in the Sole Discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future maintenance capital expenditures and for anticipated future credit needs of the Partnership) subsequent to that Quarter or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Partnership or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash with respect to that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or winding up of the Partnership occurs and any subsequent Quarter shall be deemed to equal zero.

Bankruptcy or Bankrupt - with respect to any Person, (a) that Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for that Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of that Person or of all or any substantial part of that Person’s properties; or (b) against that Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without that Person’s consent or acquiescence, a trustee, receiver or liquidator of that Person or of all or any substantial part of that Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

Breaching Partner - a Partner (a) that (i) has committed a failure or breach of the type described in the definition of “Default,” (ii) has received a notice of the type described in the definition of “Default,” and (iii) has not cured the failure or breach, but as to which the applicable cure period set forth in the definition of “Default” has not yet expired or (b) that is, or any Affiliate of which is, a “Breaching Partner” as defined in the GP LLC Agreement.

Business Day - any day other than a Saturday, a Sunday, or a U.S. federal holiday.

Capital Account - the account maintained by the Partnership for each Partner in accordance with this Agreement and to be maintained by the Partnership for each Partner from and after the Effective Date in accordance with Section 4.05.

Capital Call - Section 4.01(a).

Capital Contribution - with respect to any Partner, the amount of money and the net agreed value of any property (other than money) contributed to the Partnership by the Partner. Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest.

Certificate - Section 2.01.

Claim - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

Code - the Internal Revenue Code of 1986.

Confidential Information - information and data (including all copies) that is furnished or submitted by any of the Partners, their Affiliates, or the Operator, whether oral, written, or electronic, to the other Partners, their Affiliates, or the Operator in connection with the Facilities and the resulting information and data obtained from those studies, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Partner or its Affiliates or the Operator in contravention of this Agreement;

(b) as to any Partner or its Affiliates or the Operator, was in the possession of such Partner or its Affiliates or Operator prior to the execution of any confidentiality agreements related to the Facilities or this Agreement; or

(c) has been independently acquired or developed by a Partner or its Affiliates or Operator without violating any of the obligations of that Partner or its Affiliates or Operator under any applicable agreement.

Contributing Partner - Section 4.06(a).

Control - the possession, directly or indirectly, through one or more intermediaries, of the following:

(a) (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or venture, the right to 25% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; provided, however, in the case of a limited partnership, “Control” shall mean possession, directly or indirectly through one or more intermediaries, of (A) in the case where the general partner of the limited partnership is a corporation, ownership of 50% or more of the outstanding voting securities of the corporate general partner, (B) in the case where the general partner of the limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to 25% or more of the distributions from the general partner entity, and (C) in the case where the general partner of the limited partnership is a limited partnership, Control of the general partner of the general partner in the manner described under clause (A) or (B), in each case, notwithstanding that the Person with respect to which Control is being determined does not possess, directly or indirectly through one or more subsidiaries, the right to receive at least 25% of the distributions from such limited partnership; and

(b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

Day - a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of that period shall be automatically extended until the end of the first succeeding Business Day.

Default - with respect to any Partner,

(a) the failure of that Partner to contribute, on or before the 10th Day after the date required, all or any portion of a Capital Contribution that Partner is required to make as provided in this Agreement or

(b) the failure of a Partner to comply in any material respect with any of its other agreements, covenants or obligations under this Agreement, or the failure of any representation or warranty made by a Partner in this Agreement to have been true and correct in all material respects at the time it was made, in each case if the breach is not cured by the applicable Partner on or before the 30th Day after its receiving notice of such breach from any other Partner (or, if such breach is not capable of being cured within such 30-Day period, if such Partner fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence). The General Partner may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.

Default Rate - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, plus (ii) 2% per annum, and (b) the maximum rate permitted by Law.

Dispose, Disposing or Disposition - with respect to any asset (including an LP Interest or any portion of an LP Interest), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

Disposing Partner - Section 3.03(a).

Dispute - Section 10.01.

Dispute Notice - Section 10.02.

Disputing Partner - Section 10.01.

Dissolution Event - Section 11.01.

Effective Date - the date the Partnership is formed as provided in Section 2.01.

Encumber, Encumbering or Encumbrance - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

Facilities - (a) the Initial Facilities and (b) any additions to or expansion of existing Facilities that are approved by the General Partner.

FERC - the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.

Governmental Authority (or Governmental) - a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FERC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.

GP LLC Agreement - the Limited Liability Company Agreement of the General Partner, dated as of March 2, 2007, as amended from time to time.

including - including, without limitation.

Initial Facilities - means the gas storage facility and related equipment and other infrastructure described on Exhibit B.

Law - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

Limited Partner - any Person executing this Agreement as of the date of this Agreement as a limited partner or subsequently admitted to the Partnership as a limited partner as provided in this Agreement, but such term does not include any Person that has ceased to be a limited partner in the Partnership.

LP Interest - the Partnership Interest of a Limited Partner in its capacity as such.

Non-Contributing Partner - Section 4.06(a).

Nonrecourse Debt - the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

Nonrecourse Deductions - the meaning, and the amount thereof shall be, as set forth in Treasury Regulation Sections 1.704-2(b) and 1.704-2(c).

O&M Agreement - Section 6.03.

Officer - any Person designated as an officer of the Partnership as provided in Section 6.02, but that term does not include any Person who has ceased to be an officer of the Partnership.

Operator - Spectra Energy Transmission Services, LLC, a Delaware limited liability company.

Parent - the Person that Controls a Limited Partner and that is not itself Controlled by any other Person.

Partner - the General Partner or any Limited Partner.

Partnership - Steckman Ridge, LP, a Delaware limited partnership.

Partnership Interest - with respect to any Partner, (a) that Partner’s status as a Partner; (b) that Partner’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Partnership; (c) any Priority Interest to which that Partner is entitled pursuant to Section 4.06(b); (d) all other rights, benefits and privileges enjoyed by that Partner (under the Act, this Agreement or otherwise) in its capacity as a Partner; and (e) all obligations, duties and liabilities imposed on that Partner (under the Act, this Agreement or otherwise) in its capacity as a Partner, including any obligations to make Capital Contributions.

Partnership Minimum Gain - “partnership minimum gain” set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

Partner Minimum Gain - “partner nonrecourse debt minimum gain” as determined under Treasury Regulation Section 1.704-2(i)(2).

Partner Nonrecourse Debt - “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).
Partner Nonrecourse Deductions - “partner nonrecourse deductions,” and the amount thereof shall be, as set forth in Treasury Regulation Section 1.704-2(i).

Person - the meaning assigned that term in Section 17-101(14) of the Act and also includes a Governmental Authority and any other entity.

Priority Interest - the special distribution rights under Section 4.06(b) received by each Additional Contribution Partner, which rights include the right to receive the return described in Section 4.06(b)(i) and which form part of the Additional Contribution Partner’s Partnership Interest.

Priority Interest Sharing Ratio - Section 4.06(b)(i).

PSA - the Purchase and Sale Agreement dated as of February 9, 2007, between Pennsylvania General Energy Company, L.L.C. and Spectra Energy Transmission, LLC.

Quarter - unless the context requires otherwise, a fiscal quarter of the Partnership.

Regulatory Allocations - Section 5.06.

Securities Act - the Securities Act of 1933.

Sharing Ratio - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Partnership Interests, (a) in the case of a Partner executing this Agreement as of the date of this Agreement or a Person acquiring that Partner’s Partnership Interest, the percentage specified for that Partner as its Sharing Ratio on Exhibit A, and (b) in the case of Partnership Interests issued under Section 3.04, the Sharing Ratio established in Section 3.04; provided, however, that the total of all Sharing Ratios shall always equal 100%.

Sole Discretion - (a) in the applicable Person’s sole and absolute discretion (b) with or without cause, (c) subject to such conditions as it may deem appropriate, and (d) without taking into account the interests of, and without incurring liability to, the Partnership, any Partner, or any Officer or employee of the Partnership.

Storage Agreement - any agreement of the Partnership to store natural gas or to perform other services under applicable tariffs for other Persons at any of the Facilities.

Tax Matters Partner - Section 7.03(a).

Term - Section 2.07.

Treasury Regulations - the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

Withdraw, Withdrawing or Withdrawal - the withdrawal, resignation or retirement of a Partner from the Partnership as a partner. Such terms shall not include any Dispositions of Partnership Interest (which are governed by Sections 3.03(a) and (b)), even though the Partner making a Disposition may cease to be a Partner as a result of the Disposition.

Withdrawn Partner - Section 9.03.

(b) Other Terms. Terms defined elsewhere in this Agreement have the meanings so given them.

1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

ARTICLE 2
ORGANIZATION

2.01 Formation. The General Partner shall form the Partnership as a Delaware limited partnership by the filing of a Certificate of Limited Partnership (the “Certificate”) promptly following the execution and delivery of this Agreement.

2.02 Name. The name of the Partnership is “Steckman Ridge, LP” and all Partnership business must be conducted in that name or such other names that comply with Law as the General Partner may select.

2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate in the manner provided by Law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the General Partner may designate in the manner provided by Law. The principal office of the Partnership in the United States shall be at such place as the General Partner may designate, which need not be in the State of Delaware, and the Partnership shall maintain records there or such other place as the General Partner shall designate and shall keep the street address of such principal office at the registered office of the Partnership in the State of Delaware. The Partnership may have such other offices as the General Partner may designate.

2.04 Purposes. The purposes of the Partnership are to plan, design, construct, acquire, own, maintain and operate the Facilities, to market the services of the Facilities, to engage in the storage of natural gas through the Facilities, and to engage in any activities directly or indirectly relating to the foregoing.

2.05 Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

2.06 PSA. Immediately following the formation of the Partnership, the Partners, pro rata to their Sharing Ratios, shall contribute to the Partnership, and the General Partner shall cause the Partnership to accept and assume, all of the rights and obligations set forth for Spectra Energy Transmission, LLC under the PSA.

2.07 Term. The period of existence of the Partnership (the “Term”) commenced with the acceptance for filing of the Certificate by the Secretary of State of the State of Delaware and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 11.04.

ARTICLE 3
PARTNERSHIP; DISPOSITIONS OF INTERESTS

3.01 Initial Partners. As of the formation of the Partnership, the General Partner is admitted to the Partnership as the general partner and Spectra and NJR are admitted to the Partnership as limited partners.

3.02 Representations, Warranties and Covenants. Each Limited Partner hereby represents, warrants and covenants to the Partnership and each other Partner that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Limited Partner is a Partner:

(a) that Limited Partner is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Limited Partner is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Limited Partner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, partners, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Limited Partner have been duly taken;

(b) that Limited Partner has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Limited Partner enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c) that Limited Partner’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of that Limited Partner, (B) any contract or agreement to which that Limited Partner is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Limited Partner is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(d) that Limited Partner’s Parent is the Person identified as such on Exhibit A;

(e) that Limited Partner is acquiring its LP Interest solely for investment for its own account and not for distribution or sale to others in connection with any distribution or public offering;

(f) that Limited Partner understands that there will not be any public market for the LP Interests and that it must bear the economic risk of an investment in the Partnership for an indefinite period of time because (i) its LP Interest has not been registered under the Securities Act or any applicable state securities laws and (ii) it may Dispose or Encumber, in whole or in part, its LP Interest only in accordance with this Agreement and then only if its LP Interest is subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws, unless registration is not required;

(g) that Limited Partner understands that the Partnership is not obligated to register the LP Interests for resale under the Securities Act or any applicable state securities laws;

(h) that Limited Partner is a “qualified institutional buyer” within the meaning of rule 144A of the Securities and Exchange Commission or an “accredited investor” within the meaning of Regulation D of the Securities and Exchange Commission and is able to bear the economic risk of such an investment in the Partnership for an indefinite period of time, and it has no need for liquidity of this investment and it could bear a complete loss of this investment; if it is either a “qualified purchaser” within the meaning of the Investment Company Act of 1940 or is an entity formed and is being utilized primarily for the purpose of making an investment in the Partnership, each of the shareholders, partners, partners or other holders of equity or beneficial interests in that Partner is such a qualified purchaser; and

(i) that Limited Partner has the knowledge and sophistication to evaluate the risks of investing in the Partnership; it has conducted its own investigation and due diligence into the Partnership and is satisfied that its investment in the Partnership is appropriate; it understands and agrees that none of the other Partners or their Affiliates, or the Partnership, has made nor will make any representation or warranty with respect to the worthiness, terms, value, or any other aspect of the Partnership or the LP Interests, and it explicitly disclaims any warranty, express or implied, with respect to such matters; and it specifically acknowledges, represents, and warrants that it is not relying on any other Partner or its Affiliates (i) for its investigation or due diligence concerning, or evaluation of, the Partnership or any related transaction or (ii) with respect to tax and other economic considerations involved in an investment in the Partnership.

3.03 Dispositions and Encumbrances of LP Interests.

(a) A Limited Partner (the “Disposing Partner”) may Dispose of or Encumber all or any portion of its LP Interest only (i) to an Affiliate of the Partner making the Disposition or (ii) with the written consent of the General Partner. Any attempted Disposition or Encumbrance of an LP Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting an

(b) LP Interest may not be separated, divided or split from the other attributes of an LP Interest except with the prior written approval of the General Partner and as contemplated by the express provisions of this Agreement.
LP Interests may be diluted as provided in the GP LLC Agreement.

(c) Each Limited Partner agrees that it will include its LP Interest in any sale when required under Section 3.03(b)(iv) of the GP LLC Agreement.

(d) No Disposition of a Partnership Interest shall effect a release of the Disposing Partner from any liabilities to the Partnership or the other Partners arising from events occurring prior to the Disposition.

(e) The Partners agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Partnership and to the other Partners for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Limited Partner to comply with such provision and (ii) the uniqueness of the Partnership business and the relationship among the Partners. Accordingly, the Limited Partners agree that the provisions of this Section 3.03 may be enforced by specific performance in accordance with Section 10.04(b).

(f) Notwithstanding anything to the contrary in this Agreement, a direct or indirect Disposition of a Partnership Interest shall be made only with the consent of all Partners if the Disposition would (a) cause a termination of the Partnership under Section 708 of the Code or (b) adversely affect the tax consequences of the Partnership or any Partner.

3.04 Creation of Additional Partnership Interests. Additional Partnership Interests may be created and issued to existing Partners or to other Persons, and such other Persons may be admitted to the Partnership as Partners, only with the consent of the General Partner, on such terms and conditions as the General Partner may determine at the time of admission. The terms of admission or issuance must specify the applicable Sharing Ratios and may provide for the creation of different classes or groups of Partners having different rights, powers and duties. Any such admission is effective only after the new Partner has executed and delivered to the General Partner an instrument containing the notice address of the new Partner, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Partnership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03.

3.05 Access to Information. Each Partner shall be entitled to receive any information that it may request concerning the Partnership; provided, however, that this Section 3.05 shall not obligate the Partnership, the General Partner, or Operator to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Partner shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Partnership and to audit, examine and make copies of the books of account and other records of the Partnership. This right may be exercised through any agent or employee of a Partner designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Partner making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on that Partner’s behalf. The Partners agree to cooperate reasonably, and to cause their respective independent public accountants, engineers, attorneys or other consultants to cooperate reasonably, in connection with any such request. Confidential Information obtained under this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06 Confidential Information.

(a) Except as permitted by Section 3.06(b), (i) each Partner shall, and shall cause its Affiliates to, keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Partner shall use the Confidential Information only in connection with the Facilities and the Partnership.

(b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Partner or, where applicable, its Affiliates, may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Partner, the Operator or any other Person retained by the Partnership or the General Partner in connection with the Partnership;

(ii) disclosures and uses that are approved by the General Partner;

(iii) disclosures that may be required from time to time to obtain requisite Authorizations or financing for the Facilities, if the disclosures are approved by the General Partner;

(iv) disclosures to an Affiliate of that Partner, including the directors, officers, employees, agents and advisors of that Affiliate, provided the Partner shall cause that Affiliate to abide by the terms of this Section 3.06, and special care shall be taken to restrict such disclosures in any case where that Affiliate is or may become a customer under a Storage Agreement or an “Marketing Affiliate” (as defined in the FERC’s Standards of Conduct for Transmission Providers, 18 C.F.R. Part 358, Section 358.3(k));

(v) disclosures to the Parent of that Partner, including the directors, officers, employees, agents and advisors of that Parent, but that Parent shall be subject to the terms of this Section 3.06;

(vi) disclosures to a Person that is not a Partner or an Affiliate of a Partner, if that Person has been retained by a Partner or an Affiliate of a Partner to provide services in connection with the Partnership and has agreed to abide by the terms of this Section 3.06;

(vii) disclosures to a bona-fide potential direct or indirect purchaser of that Partner’s Partnership Interest, if that potential purchaser has agreed to abide by the terms of this Section 3.06;

(viii) disclosures required, with respect to a Partner or an Affiliate of a Partner, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (C) any state securities Laws or (D) any national securities exchange or automated quotation system; and

(ix) disclosures that a Partner is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction or similar process or otherwise by Law; provided, however, that, prior to any such disclosure, such Partner shall, to the extent legally permissible:
(A) provide the General Partner with prompt notice of such requirements so that one or more of the Partners may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(ix);

(B) consult with the General Partner on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the General Partner and with the other Partners in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Partners waive compliance with the provisions of this Agreement, that Partner agrees (I) to furnish only that portion of the Confidential Information that, in the opinion of the Partner’s counsel, the Partner is legally required to disclose, and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

(c) Each Partner shall take, and shall cause its Affiliates to take, such precautionary measures as may be required to ensure (and such Partner shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.

(d) Promptly after its Withdrawal, a Withdrawn Partner shall destroy (and provide a certificate of destruction to the Partnership with respect to), or return to the Partnership, all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Partner may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining that Partner’s corporate decisions with respect to the Facilities or (ii) preparing such Partner’s tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Withdrawn Partner must notify the General Partner in advance of such retention and specify in such notice the stated period of such retention.

(e) The Partners agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Partnership and the other Partners to suffer irreparable harm. Accordingly, the Partners agree that the Partnership and the other Partners shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.04.

(f) The obligations of the Partners under this Section 3.06 (including the obligations of any Withdrawn Partners) shall continue to bind any Person that has ceased to be a Partner and shall terminate on the second anniversary of the end of the Term.

3.07 Liability to Third Parties. No Limited Partner or Affiliate of a Partner shall be liable for the debts, obligations or liabilities of the Partnership.

3.08 Use of Partners’ Names and Trademarks. The Partnership, the Partners and their Affiliates shall not use the name or trademark of any Partner or its Affiliates in connection with public announcements regarding the Partnership, or marketing or financing activities of the Partnership, without the prior consent of such Partners or Affiliate, which shall not be unreasonably withheld.

ARTICLE 4
CAPITAL CONTRIBUTIONS
4.01 Capital Contributions.

(a) On the formation of the Partnership, each Partner will make a Capital Contribution (i) in cash equal to its Sharing Ratio times $104,000,000 and (ii) of the interest in the PSA described in Section 2.06. After that time, except as otherwise provided in the following provisions of this Section 4.01 or 4.02, the General Partner may issue or cause to be issued a notice to each Partner for the making of Capital Contributions at such times and in such amounts as the General Partner shall determine (a “Capital Call”); provided, however, that the aggregate of the Capital Contributions under Section 4.01(a)(i) plus all Capital Calls and all loans under Section 4.02 may not exceed $250,000,000. All amounts timely received by the Partnership under this Section 4.01 shall be credited to the respective Partner’s Capital Account as of the specified date. Each Partner is entitled to a credit to its Capital Account equal to its Sharing Ratio times $5,000,000 on account of its contribution under Section 4.01(a)(ii).

(b) Each Capital Call shall contain the following information:

(i) The total amount of Capital Contributions required from all Partners;

(ii) The amount of Capital Contribution required from the Partner to which the notice is addressed, which amount must equal that Partner’s Sharing Ratio of the total Capital Call;

(iii) The purpose for which the funds are to be applied in such reasonable detail as the General Partner shall direct; and

(iv) The date on which payments of the Capital Contribution shall be made (which date shall not be sooner than the 30th Day following the date the Capital Call is given, unless a sooner date is approved by the General Partner) and the method of payment, provided that the date and the method shall be the same for each of the Partners.

(c) Each Partner agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued as provided in Section 4.01(a).

4.02 Loans.

(a) Rather than making a Capital Call under Section 4.01, the General Partner by notice may require the Limited Partners to lend funds to the Partnership at such times, in such amounts and under such terms and conditions as the General Partner shall determine; provided, however, that (i) the General Partner shall not call for loans rather than Capital Contributions to the extent doing so would breach any financing or other agreement of the Partnership and (ii) the aggregate of the cash Capital Contributions under Section 4.01(a)(i) plus all Capital Calls and all loans under this Section 4.02 may not exceed $250,000,000. All amounts received from a Limited Partner after the date specified in Section 4.02(b)(iv) by the Partnership under this Section 4.02 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Partnership), which interest shall be payable to the Partnership and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective Capital Accounts of all the Limited Partners, on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Partnership, but shall not be considered part of the principal of the loan.

(b) Each notice issued under Section 4.02(a) shall contain the following information:

(i) The total amount of loans required from the Limited Partners;

(ii) The amount of the loan required from the Limited Partner to which the notice is addressed, which amount must equal (A) that Limited Partner’s Sharing Ratio of the total amount of loans requested divided by (B) the sum of the Sharing Ratios of all Limited Partners;

(iii) The purpose for which the funds are to be applied in such reasonable detail as the General Partner shall direct;

(iv) The date on which the loans to the Partnership shall be made (which date shall not be sooner than the 30th Day following the date the request is given, unless a sooner date is approved by the General Partner) and the method of payment, provided that the date and the method shall be the same for each of the Limited Partners; and
(v) All terms concerning the repayment of or otherwise relating to the loans, provided that the terms shall be the same for each of the Limited Partners.

(c) Each Limited Partner agrees that it shall make its respective loans in accordance with requests issued as provided in Section 4.02(a).

4.03 No Other Contribution Obligations. No Partner shall be required or permitted to make any Capital Contributions or loans to the Partnership except as provided in this Article 4.

4.04 Return of Contributions. Except as expressly provided in this Agreement, a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

4.05 Capital Accounts.

(a) Each Partner’s Capital Account shall be increased by (i) the amount of money contributed by that Partner to the Partnership, (ii) the fair market value of property contributed by that Partners to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation § 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Partner by the Partnership, (v) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Partner of expenditures of the Partnership described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Partnership loss and deduction (or items thereof), including loss and deduction described in

Treasury Regulation § 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation § 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Partners’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation § 1.704-1(b)(2)(iv)(g). Thus, the Partners’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Partnership’s property on its books based on the fair market value of the Partnership’s property on the date of adjustment (as determined pursuant to Section 4.05(b)), immediately prior to (A) the contribution of money or other property to the Partnership by a new or existing Partner as consideration for a Partnership Interest or an increased Sharing Ratio (including any contribution under Section 4.06(c)), (B) the distribution of money or other property by the Partnership to a Partner as consideration for a Partnership Interest, or (C) the liquidation of the Partnership. A Partner who has more than one Partnership Interest shall have a single Capital Account that reflects all such Partnership Interests, regardless of the class of Partnership Interests owned by such Partner and regardless of the time or manner in which such Partnership Interests were acquired. Upon the Disposition of all or a portion of a Partnership Interest, the Capital Account of the Disposing Partner that is attributable to that Partnership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv)(l). The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Partnership under the Natural Gas Act.

(b) Whenever the fair market value of the Partnership’s property is required to be determined pursuant to the third and fourth sentences of Section 4.05(a), the General Partner shall establish the fair market value in a notice to the Limited Partners.

4.06 Failure to Make a Capital Contribution.

(a) General. If any Limited Partner fails to make a Capital Contribution when required in a Capital Call under Section 4.01 of this Agreement, or a loan when required under Section 4.02 of this Agreement (each such Partner being a “Non-Contributing Partner”), then, provided the failure has not been cured, the Limited Partners that have contributed their Capital Contributions and that are not, and none of whose Affiliates are, Non-Contributing Partners under the GP LLC Agreement (each, a “Contributing Partner”) may (without limitation as to other remedies that may be available) at any time after the 10th Day after the date the Capital Contribution was due elect to:

(i) treat the Non-Contributing Partner’s failure to contribute as a Default by giving notice to the Non-Contributing Partner, in which event the provisions of this Agreement regarding the commission of a Default by a Partner shall apply; or

(ii) pay the portion of the Capital Contribution owed and unpaid by the Non-Contributing Partner (the “Additional Contribution”), in which event the Contributing Partners that elect to fund the Non-Contributing Partners’ share (the “Additional Contribution Partners”) may treat the contribution as one of: (A) a Capital Contribution resulting in the Additional Contribution Partners receiving a Priority Interest under Section 4.06(b), or (B) a permanent capital contribution that results in an adjustment of Partnership Interests under Section 4.06(c), as determined by the Additional Contribution Partners as set forth below.

No Contributing Partner shall be obligated to elect either (i) or (ii) above. The decision of the Contributing Partners to elect (i) or (ii) above shall be made by the determination of the Contributing Partners holding the majority of the Sharing Ratios of all Contributing Partners. The decision of the Additional Contribution Partners to elect (ii)(A) or (ii)(B) above shall be made by the determination of the Additional Contribution Partners holding the majority of the Sharing Ratios of all Additional Contribution Partners. If the election has not been made on or before the 30th Day after the date the funds were paid by the Non-Contributing Partner(s), payment of the Additional Contribution shall be treated as a Priority Interest under Section 4.06(a)(ii)(A).

(b) Priority Interest. If the Additional Contribution Partners elect to treat the payment of Additional Contribution as a contribution for which the Additional Contribution Partners receive a Priority Interest, then the following shall apply:

(i) Each Additional Contribution Partner shall receive a Priority Interest in the distributions from the Partnership that would otherwise be due and payable to the Non-Contributing Partner(s). The Priority Interest received by each Additional Contribution Partner shall be in the proportion that the amount of the Additional Contribution paid by that Additional Contribution Partner bears to the amount of the Additional Contributions made by all Additional Contribution Partners (each Additional Contribution Partner’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Partnership that would otherwise be due and payable to the Non-Contributing Partner(s) instead shall be paid to the Additional Contribution Partners in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Partnership to any Non-Contributing Partner until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contribution Partner when that Additional Contribution Partner has received either through the distributions it receives under its Priority Interest or through payment(s) to it by the Non-Contributing Partner(s) (which payment(s) may be made by the Non-Contributing Partner(s) at any time) of an amount equal to the Additional Contribution made by such Partner, plus a return thereon of fourteen percent (14%) per annum (compounded monthly on the outstanding balance). For the purpose of making this calculation, all amounts received by an Additional Contribution Partner shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing Partner to a Contributing Partner to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing Partner to the Partnership and thereafter distributed by the Partnership to the Contributing Partner with respect to its Priority Interest.

(ii) The Priority Interests shall not alter the Sharing Ratios, nor shall the Priority Interests alter any distributions to the Contributing Partners (in their capacity as Contributing Partners, as opposed to their capacity as Additional Contribution Partners) in accordance with their respective Sharing Ratios. Notwithstanding any provision in this Agreement to the contrary, a Partner may not dispose of all or a portion of its Priority Interest except to a Person to which it Disposes all or the applicable pro rata portion of its Partnership Interest after compliance with the requirements of this Agreement for the Disposition.

(iii) No Partner that is a Non-Contributing Partner may Dispose of its Partnership Interest unless, at the closing of such Disposition, either the Non-Contributing Partner or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing Partner’s failure to contribute. No Assignee shall be admitted to the Partnership as a Partner until compliance with this Section 4.06(b)(iii) has occurred.

(c) Permanent Contribution. Subject to Section 4.06(a), if the Additional Contribution Partners elect under Section 4.06(a) to have the Additional Contribution treated as a permanent capital contribution, then each Additional Contribution Partner that funds a portion of the Additional Contribution shall have its capital account increased accordingly and the Partners’ Partnership Interests and Sharing Ratios will be automatically adjusted to equal each Partner’s total Capital Contributions when expressed as a percentage of all Partners’ Capital Contributions.

(d) Further Assurance. In connection with this Section 4.06, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 4.06.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions. On or before the 30th Day following the end of each Quarter, the General Partner shall review and determine the amount of Available Cash with respect to that Quarter, and shall direct that the Partnership distribute an amount equal to 100% of Available Cash with respect to that Quarter. That amount shall, subject to Section 17-607 of the Act, be distributed in accordance with this Article 5 to the Partners (other than a Breaching Partner) in proportion to their respective Sharing Ratios (at the time the distributions are made).

5.02 Distributions on Dissolution and Winding Up. Upon the winding up of the Partnership, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under Article 5, all available proceeds distributable to the Partners as determined under Section 11.02 shall be distributed to all of the Partners (other than a Breaching Partner) pro rata in accordance with the Partners’ positive Capital Account balances.

5.03 Withholding. The Partnership is authorized to withhold from distributions to a Partner and to pay over to a federal, state, local or non-United States government, any amounts required to be withheld pursuant to the Code, or any provisions of any other federal, state, local or non-United States law. Any amounts so withheld shall be treated as having been distributed to the applicable Partner for all purposes of this Agreement and shall be offset against the current or next amounts otherwise distributable to the applicable Partner.
5.04 Allocations.

(a) After giving effect to the special allocations set forth in Sections 5.05 and 5.06, for purposes of maintaining the Capital Accounts pursuant to Section 4.05 and for income tax purposes, except as provided in Section 5.03(b) and (c), each item of income, gain, loss, deduction and credit of the Partnership shall be allocated to the Partners in accordance with their respective Sharing Ratios.

(b) With respect to each period during which a Priority Interest is outstanding, each Additional Contribution Partner shall be allocated items of income and gain in an amount equal to the return that accrues with respect to that Additional Contribution Partner’s Additional Contribution pursuant to Section 4.06(b)(i), and items of income and gain that would otherwise be allocable to the Non-Contributing Partner(s) shall be correspondingly reduced.

(c) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Partnership by a Partner or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i). These allocations shall be made in such manner and utilizing such permissible tax elections as are determined by the Tax Matters Partner.

5.05 Special Allocations. The following special allocations shall be made in the following order:

(a) Partnership Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, any Partner with a share of that Partner Minimum Gain attributable to such a Partner Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.05(b) is intended to comply with the partner minimum gain chargeback requirements in the Treasury Regulations and shall be interpreted and applied consistently therewith.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.05(c) were not in this Agreement. This Section 5.05(c) is intended to comply with the qualified income offset provision in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(d) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any fiscal year that is in excess of the amount that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.05(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 5 have been tentatively made as if Section 5.05(c) and this Section 5.05(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partners in the manner determined by the Tax Matters Partner and each Partner’s share of excess Nonrecourse Debt shall be in the same manner.

(f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.752-2. If more than one Partner bears the economic risk of loss for a Partner Nonrecourse Debt, any Partner Nonrecourse Deductions attributable to that Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the economic risk of loss.

5.06 Curative Allocations. The allocations set forth in Section 5.05 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.06. Therefore, notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of Partnership income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner pursuant to Section 5.01 if the Regulatory Allocations had not occurred.

5.07 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Partnership to have been Partners as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Partner’s Sharing Ratio, the Partners agree that their allocable shares of items for the taxable year shall be determined on any method determined by the General Partner to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Partners’ varying Sharing Ratios.

ARTICLE 6
MANAGEMENT

6.01 Generally. The management of the Partnership is fully vested in the General Partner. The General Partner has full power and authority to cause the Partnership to take any action, enter into any contract, borrow money, or do any thing else the General Partner determines, subject to the other provisions of this Agreement.

6.02 Officers. The General Partner may designate one or more Persons to be Officers of the Partnership. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the General Partner may delegate to them and shall serve at the pleasure of the General Partner and report to the General Partner.

6.03 Operations and Management Agreement. Promptly after the Partnership’s formation, the General Partner shall cause the Partnership to enter into an Operations and Management Agreement with the Operator on substantially similar terms to those on Exhibit C or such other terms as it may find acceptable (the “O&M Agreement”). Until the O&M Agreement is executed, the Operator may perform services, and shall be entitled to compensation, on the terms set forth on Exhibit D to this Agreement.

6.04 Conflicts of Interest.

(a) Until the end of the Term, the Partners shall not, and shall cause their Affiliates not to, develop, construct, own, acquire or operate natural gas storage facilities or oil or gas exploration or production within the area identified in Exhibit C to this Agreement. The provisions of this Section 6.04(a) shall continue to bind a Withdrawn Partner and its Affiliates until the third anniversary of such Withdrawal, but not thereafter. The Partners agree that the provisions of this Section 6.04(a) are necessary (A) to further the purposes, business and activities of the Partnership, and (B) to protect confidential and proprietary information regarding the Partnership, to which the Partners will have access pursuant to this Agreement. The Partners agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 6.04(a), the continuation of which unremedied will cause the Partnership and the other Partners to suffer irreparable harm. Accordingly, the Partners agree that the Partnership and the other Partners shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 6.04(a) and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 10.04.

(b) Subject to Sections 6.04(a), a Partner or an Affiliate of a Partner may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Partnership and specifically including natural gas storage and oil and gas exploration and production, with no obligation to offer to the Partnership, any other Partner or any Affiliate of another Partner the right to participate therein. Subject to Sections 6.04(a), the Partnership may transact business with any Partner or Affiliate of a Partner, provided the terms of those transactions are approved by the General Partner or expressly contemplated by this Agreement or the O&M Agreement. Without limiting the generality of the foregoing, the Partners recognize and agree that their respective Affiliates currently, or in the future may, engage in various activities involving natural gas and electricity marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), gathering, processing, storage, transportation and distribution, electric generation, development and ownership, as well as other commercial activities related to natural gas and that these and other activities by Partners’ Affiliates may be based on natural gas that is stored in the Facilities or otherwise made possible or more profitable by reason of the Partnership’s activities (herein referred to as “Affiliate’s Outside Activities”). Subject to Sections 6.04(a), (i) no Affiliate of a Partner shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and (ii) no Partner or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Partnership, any other Partner or any Affiliate of any other Partner, by reason of such Affiliate’s Outside Activities. The provisions of this Section 6.04(b) constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 17-1101 of the Act.

6.05 Indemnification for Breach of Agreement. Each Partner shall indemnify, protect, defend, release and hold harmless each other Partner, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Partner) that result from a breach by the indemnifying Partner of this Agreement; provided, however, that this Section 6.05 shall not (a) apply to any Claim or other matter for which a Partner has no liability or duty, or is indemnified or released, pursuant to Section 6.04 or pursuant to the terms of any Storage Agreements or (b) hold the indemnified Person harmless from special, consequential or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person.

6.06 General Regulatory Matters. Each Partner shall:

(a) cooperate fully with the Partnership, the General Partner and the Operator in securing appropriate Authorizations for the development, construction and operation of the Facilities, including supporting all applications to the FERC, and in connection with any reports prescribed by any other Governmental Authority having jurisdiction over the Partnership;

(b) join in any eminent domain takings by the Partnership, to the extent, if any, required by Law;

(c) devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Partnership, taking into account the Partner’s Sharing Ratio, resources and expertise; and

(d) cooperate fully with the Partnership, the General Partner and the Operator to ensure compliance with FERC Standards of Conduct, if applicable.

6.07 Disclaimer Of Duties. WITH RESPECT TO ANY ACTION, CONSENT OR APPROVAL, EACH PARTNER, INCLUDING THE GENERAL PARTNER AND THE “REPRESENTATIVES” (AS DEFINED IN THE GP LLC AGREEMENT), MAY TAKE OR NOT TAKE THE ACTION, OR GRANT OR WITHHOLD CONSENT OR APPROVAL, IN ITS SOLE DISCRETION. THE PROVISIONS OF THIS SECTION 6.07 SHALL APPLY NOTWITH-STANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF ANY PARTNER AND THE “REPRESENTATIVES” (AS DEFINED IN THE GP LLC AGREEMENT).

ARTICLE 7
TAXES

7.01 Tax Returns. In accordance with the O&M Agreement, the Operator is to prepare and timely file (on behalf of the Partnership) all federal, state and local tax returns required to be filed by the Partnership. Each Partner shall furnish to the Operator all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s tax returns to be timely prepared and filed. The Partnership shall bear the costs of the preparation and filing of its returns.

7.02 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(a) to adopt as the Partnership’s fiscal year the calendar year;

(b) to adopt the accrual method of accounting;

(c) if a distribution of the Partnership’s property as described in Code Section 734 occurs or upon a transfer of a Partnership Interest as described in Code Section 743 occurs, on request by notice from any Partner, to elect, pursuant to Code Section 754, to adjust the basis of the Partnership’s properties;

(d) to elect to amortize the organizational expenses of the Partnership ratably over a period of 60 months as permitted by Section 709(b) of the Code;

(e) to elect to depreciate or amortize the assets of the Partnership using the most rapid means available; and

(f) any other election the General Partner may deem appropriate.

Neither the Partnership nor any Partner shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

7.03 Tax Matters Partner.

(a) The General Partner shall serve as the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each other Partner to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity.

(b) The Tax Matters Partner shall provide any Partner, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Partner of its income tax returns and such Partner’s tax information reporting requirements.

(c) Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

(d) The Tax Matters Partner shall not bind any Partner to a settlement agreement without obtaining the consent of such Partner. Any Partner that enters into a settlement agreement with respect to any Partnership item (as described in Code Section 6231(a)(3)) shall notify the other Partners of the settlement agreement and its terms on or before the 90th Day after the date of the settlement.

(e) No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year without first notifying the other Partners. If the General Partner consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Partners. If such consent is not obtained on or before the 30th Day after such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf. Any Partner intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Partnership shall notify the other Partners of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is the Partner intending to file such petition on behalf of the Partnership, such notice shall be given within a reasonable period of time to allow the other Partners to participate in the choosing of the forum in which such petition will be filed.

(f) If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), that Partner shall give reasonable notice under the circumstances to the other Partners of its intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

ARTICLE 8
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01 Maintenance of Books; Reports. The Partners acknowledge that the O&M Agreement will include provisions for the maintenance of the Partnership’s books and records and the preparation of various reports.

8.02 Bank Accounts. Funds of the Partnership shall be deposited in such banks or other depositories as shall be designated from time to time by the General Partner. All withdrawals from any such depository shall be made only as authorized by the General Partner and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE 9
WITHDRAWAL

9.01 No Right of Withdrawal. A Partner has no power or right voluntarily to Withdraw from the Partnership.

9.02 Deemed Withdrawal. A Limited Partner is deemed to have Withdrawn from the Partnership upon the occurrence of any of the following events:

(a) there occurs an event that makes it unlawful for the Limited Partner to continue to be a Partner;

(b) the Limited Partner becomes Bankrupt;

(c) the Limited Partner commences liquidation or winding up;

(d) notice from the General Partner if the Limited Partner commits a Default and the Default has not been cured; or

(e) the Limited Partner and/or any of its Affiliates has withdrawn as a Partner of the General Partner under the GP LLC Agreement.

9.03 Effect of Withdrawal. A Limited Partner that is deemed to have Withdrawn under Section 9.02 (a “Withdrawn Partner”), must comply with the following requirements in connection with its Withdrawal:

(a) The Withdrawn Partner ceases to be a Partner immediately upon the occurrence of the applicable Withdrawal event.

(b) The Withdrawn Partner shall not be entitled to receive any distributions from the Partnership except as set forth in Section 9.03(e), and it shall not be entitled to exercise any consent rights or to receive any further information (or access to information) from the Partnership. The Sharing Ratio of that Partner shall not be taken into account in calculating the Sharing Ratios of the Partners for any purposes. This Section 9.03(b) shall also apply to a Breaching Partner; but if a Breaching Partner cures its breach during the applicable cure period, then any distributions that were withheld from that Partner shall be paid to it, without interest.

(c) The Withdrawn Partner must pay to the Partnership all amounts it owes to the Partnership.

(d) The Withdrawn Partner shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Partnership that accrue prior to the Withdrawal.

(e) From the date of the Withdrawal to the date of the payment, the former Capital Account balance of the Withdrawn Partner shall be recorded as a contingent obligation of the Partnership, and not as a Capital Account, until payment is made. The rights of a Withdrawn Partner under this Section 9.03(e) shall (i) be subordinate to the rights of any other creditor of the Partnership, (ii) not include any right on the part of the Withdrawn Partner to receive any interest (except as may otherwise be provided in the evidence of any indebtedness of the Partnership owed to such Withdrawn Partner) or other amounts with respect thereto; (iii) not require the Partnership to make any distribution (the Withdrawing Partner’s rights under this Section 9.03(e) being limited to receiving such portion of distributions as the General Partner may, in its Sole Discretion, decide to cause the Partnership to make); (iv) not require any Partner to make a Capital Contribution or a loan to permit the Partnership to make a distribution or otherwise to pay the Withdrawing Partner; and (v) be treated as a liability of the Partnership for purposes of Section 11.02. Subject to the foregoing, payment to the Withdrawn Partner of its Capital Account balance shall be made upon the earliest of: (A) such time as the General Partner determines in its Sole Discretion to make such payment, (B) the later of (I) two years from the date of Withdrawal, and (II) ten years from the date that the Initial Facilities are placed into commercial operation, and (C) the dissolution of the Partnership. Except as set forth in this Section 9.03(e), a Withdrawn Partner shall not be entitled to receive any return of its Capital Contributions or other payment from the Partnership in respect of its Partnership Interest.

(f) The Sharing Ratio of the Withdrawn Partner shall be allocated among the remaining Partners in the proportion that each Partner’s Sharing Ratio bears to the total Sharing Ratio of all remaining Partners, or in such other proportion as the Partners may unanimously agree.

ARTICLE 10
DISPUTE RESOLUTION

10.01 Disputes. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute. Any matter that is expressly stated herein to be determinable by arbitration may be so determined pursuant to this Article 10 and if approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies. Any dispute to which this Article 10 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Partner that is a party to such Dispute is referred to herein as a “Disputing Partner.” The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

10.02 Negotiation to Resolve Disputes. If a Dispute arises, any Disputing Partner may initiate the dispute resolution procedure under this Article 10 by notifying the other Disputing Partners (a “Dispute Notice”), after which the Disputing Partners shall attempt to resolve such Dispute through the following procedure:

(a) first, within 7 Days after receipt of the Dispute Notice, the Representatives of the Disputing Partners shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b) second, if the Dispute is still unresolved, then after the 20th Day following the commencement of the negotiations described in Section 10.02(a) but in no event later than the 30th Day after receipt of the Dispute Notice, the chief executive officer (or his designee) of the Parent of each Disputing Partner shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c) third, if the Dispute is still unresolved, then after the 10th Day following the commencement of the negotiations described in Section 10.02(b), any Disputing Party may submit the Dispute for resolution under the Federal Arbitration Act by binding arbitration following the Commercial Arbitration Rules of the American Arbitration Association (or, if that Association has ceased to exist, its principal successor) (the “AAA”) then in effect, including its evidentiary and procedural rules (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator(s) or the AAA), to the extent that such rules do not conflict with the terms of this Agreement, by notifying the other Disputing Partners (an “Arbitration Notice”) within the applicable limitation period provided by law.

10.03 Selection of Arbitrator.

(a) For any case in which any claim, or combination of claims, is less than or equal to $2,000,000, the arbitration shall be heard by a sole Arbitrator. Any case in which any claim, or combination of claims, exceeds $2,000,000 will be subject to the AAA’s Large, Complex Case Procedures and decided by the majority of a panel of three neutral Arbitrators. The Arbitrator(s) shall be selected in accordance with this Section 10.03.

(b) For arbitrations conducted by a single Arbitrator, the Disputing Partner that submits a Dispute to arbitration shall designate a proposed neutral sole Arbitrator in its Arbitration Notice. If any other Disputing Partner objects to a proposed sole Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Partners of its objection. All of the Disputing Partners shall attempt to agree upon a mutually acceptable sole Arbitrator. If they have not done so, then after the 20th Day following delivery of the notice described in the immediately preceding sentence, any Disputing Partner may request the AAA to designate the sole Arbitrator. For arbitrations conducted by a panel of three Arbitrators, the Disputing Partner initiating arbitration shall nominate one Arbitrator at the time it initiates arbitration. The other Disputing Partner(s) shall collectively nominate one Arbitrator on or before the 10th Day after receiving the Arbitration Notice. The two Arbitrators shall appoint a third, neutral Arbitrator. All arbitrators shall be competent and experienced in matters involving the gas storage business in the United States, with at least ten years of legal, engineering, or business experience in the gas industry, and shall be impartial and independent of the Partners (and the other arbitrators, in the case of arbitrations conducted by a panel of three arbitrators, except for prior arbitrations) (each an “Arbitrator”). Each Disputing Partner shall pay for the expenses incurred by the Arbitrator it appoints, if applicable, and the costs of the sole Arbitrator or the third Arbitrator shall be divided equally among the Disputing Partners. If any Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 10.03.

10.04 Conduct of Arbitration. The Arbitrator(s) shall expeditiously (and, if possible, on or before the 90th Day after the Arbitrator(s)’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Wilmington, Delaware. Except as expressly provided to the contrary in this Agreement, the Arbitrator(s) shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Partner will provide such materials, information, testimony and evidence requested by the Arbitrator(s), except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If they deem necessary, the Arbitrator(s) may propose to the Disputing Partners that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Partners, which shall not be unreasonably withheld. Each Disputing Partner, the Arbitrator(s) and any proposed expert shall disclose to the other Disputing Partners any business, personal or other relationship or affiliation that may exist or may have existed between the Disputing Partner (or the Arbitrator(s)) and the proposed expert; and any Disputing Partner may disapprove of the proposed expert on the basis of that relationship or affiliation. The decision of the Arbitrator(s) (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Partners and may be enforced in any court of competent jurisdiction; provided, however, that the Partners agree that the Arbitrator(s) and any court enforcing the award of the Arbitrator(s) shall not have the right or authority to award punitive, special, consequential, indirect, exemplary or similar damages to any Disputing Partner. The responsibility for paying the costs and expenses of the arbitration, including compensation to any experts retained by the Arbitrator(s), shall be divided equally among the Disputing Partners. Each Disputing Partner shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator(s) determines that compelling reasons exist for allocating all or a portion of those costs and expenses to one or more other Disputing Partners.

10.05 Consolidation. While any matter is before the Arbitrator under this Article 10, if any of the Disputing Partners party to the arbitration, or, if applicable, their Affiliates desire to bring a matter before an arbitrator under the GP LLC Agreement, the matter shall be consolidated with the matter under this Agreement if, but only if, the Disputing Partners under this Agreement and the Persons bringing the matter before an arbitrator under the GP LLC Agreement are the same Persons or Affiliates of those Persons.

ARTILCE 11
DISSOLUTION, WINDING UP AND TERMINATION

11.01 Dissolution. The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) notice from the General Partner to the Limited Partners dissolving the Partnership;

(b) entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act;

(c) the Disposition or abandonment of all or substantially all of the Partnership’s business and assets; or

(d) an event that makes it unlawful for the business of the Partnership to be carried on.

11.02 Winding Up and Termination.

(a) On the occurrence of a Dissolution Event, the Operator shall serve as liquidator under the supervision of the General Partner. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the Partners. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Partnership funds all of the indebtedness of the Partnership and other debts, liabilities and obligations of the Partnership (including all expenses incurred in winding up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Partnership shall be distributed to the Partners as follows:

(A) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with the provisions of Article 5;

(B) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Partnership property (including cash) shall be distributed among the Partners in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, the 90th Day after the date of the liquidation).

(b) The distribution of cash or property to a Partner in accordance with the provisions of this Section 11.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partner’s property and constitutes a compromise to which all Partners have consented pursuant to Section 17-502(b) of the Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

(c) No dissolution or termination of the Partnership shall relieve a Partner from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Partnership that there is a reasonable basis for believing will ever be needed again shall be furnished to the liquidator, which shall keep such books and records (subject to review by any Person that was a

Partner at the time of dissolution) for a period at least three years. At such time as the liquidator no longer agrees to keep such books and records, it shall offer the Persons who were Partners at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

11.03 Deficit Capital Accounts. No Partner will be required to pay to the Partnership, to any other Partner or to any third party any deficit balance that may exist from time to time in another Partner’s Capital Account.

11.04 Certificate of Cancellation. On completion of the distribution of Partnership assets as provided herein, the Partners (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Partnership. Upon the filing of such certificate of cancellation, the existence of the Partnership shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 12
GENERAL PROVISIONS

12.01 Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

12.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Partner to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Partner must be sent to or made at the addresses given for that Partner on Exhibit A or in the instrument described in Section 3.04, or such other address as that Partner may specify by notice to the other Partners. Any notice, request or consent to the Partnership must be given to all of the Partners. Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.03 Entire Agreement; Superseding Effect. This Agreement, the GP LLC Agreement, and the O&M Agreement constitute the entire agreement of the Partners and their Affiliates relating to the Partnership and the transactions contemplated hereby and supersede all provisions and concepts contained in all prior agreements.

12.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Partner in the performance by that Partner of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Partner of the same or any other obligations of that Partner with respect to the Partnership. Except as otherwise provided in this Agreement, failure on the part of a Partner to complain of any act of any Partner or to declare any Partner in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Partner of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.05 Amendment or Restatement. This Agreement or the Certificate may be amended or restated only by a written instrument executed (or, in the case of the Certificate, approved) by all Partners.

12.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Partners and their respective successors and permitted assigns.

12.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. WITHOUT LIMITING THE PROVISIONS OF ARTICLE 10, A PARTNER MAY BRING AN ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, IF AT ALL, ONLY IN COURTS OF THE STATE OF DELAWARE OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited partnership agreement (or otherwise by agreement of the partners of a limited partnership), that provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Partner or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Partners or circumstances is not affected thereby, and (b) the Partners shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Partners in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

12.08 Further Assurances. In connection with this Agreement and the transactions it contemplates, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 12.08 shall not obligate a Partner to furnish guarantees or other credit supports by such Partnership’s Parent or other Affiliates.

12.09 Waiver of Certain Rights. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

12.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above.

PARTNERS:

GENERAL PARTNER

STECKMAN RIDGE GP, LLC

By: Spectra Energy Transmission Services, LLC, partner

By:  /s/ Mark Fiedorek
Name:  Mark Fiedorek
Title:    Vice President

By: NJR Steckman Ridge Storage Company, partner

By: /s/  Richard R. Gardner
Name:  Richard R. Gardner
Title:    Vice President

LIMITED PARTNERS:

SPECTRA ENERGY TRANSMISSION RESOURCE, LLC

By:  /s/ Mark Fiedorek
Name:  Mark Fiedorek
Title:    Vice President

NJR STECKMAN RIDGE STORAGE COMPANY

By: /s/  Glenn C.Lockwood
Name:   Glenn C. Lockwood_
Title:     Senior Vice President and
               Chief Financial Officer

[Signature page to Limited Partnership Agreement of Steckman Ridge, LP]

EXHIBIT A

PARTNERS

Name and Address	Sharing Ratio	Parent
Steckman Ridge GP, LLC 5400 Westheimer Court Houston, Texas 77056-5310 Attn: Christine M. Pallenik Fax: (713) 386-4694 With a copy to: 1415 Wyckoff Road Wall, NJ 07719 Attn: William P. Scharfenberg Fax: (732) 938-1226	1%	N/A
Spectra Energy Transmission Resource, LLC 5400 Westheimer Court Houston, Texas 77056-5310 Attn: Christine M. Pallenik Fax: (713) 386-4694	49.5%	Spectra Energy Corp
NJR Steckman Ridge Storage Company 1415 Wyckoff Road Wall, NJ 07719 Attn: William P. Scharfenberg Fax: (732) 938-1226	49.5%	New Jersey Resources Corporation

EXHIBIT B

INITIAL FACILITIES

A natural gas storage facility with an expected working capacity of approximately 10.3 billion cubic feet, located within the area defined on Exhibit C to this Agreement, which facility will include:

•	New wells and the conversion of 5 existing wells to injection and withdrawal wells

•	A gathering system comprised of primarily of NPS 6, 8 and 16 pipe.

•	A station comprised of a driver and compression, dehydration, separator, heater, cooler, slug catcher, buildings, measurement and regulation.

•	Base gas

EXHIBIT C

NON-COMPETITION AREA

The following areas, from the surface to all depths:

•	The area inside the brown line on Exhibit F to the PSA

•	Any shaded tracts on Exhibit F to the PSA

•	Any other leases conveyed to the Partnership at the Closing under the PSA

EXHIBIT D

O&M AGREEMENT

Parties	The Partnership, the General Partner, and the Operator
Term	Through the Term of the Partnership subject to early termination as provided below
Summary of Services

•  Development of the Initial Facilities

•  Direct Operation and Maintenance of Facilities

•  Gas Control and Regulatory Services

•  Business Development and Marketing

•  Accounting Services

•  FERC Regulatory Requirements and Filings

Development of the Initial Facilities

The Operator shall manage the development, application and agency/commission approval process for the construction and operation of the Initial Facilities

The Operator may enter into design, construction, equipment procurement, maintenance, and service agreements in the name of the Partnership within such guidelines as the Partnership may establish from time to time or as the Partnership otherwise may approve.

Direct Operation and Maintenance Services

The Operator shall manage the day-to-day direct operation and maintenance of the Facilities, including managing supplies and consumables; property and lease commitments; communications; and insurance.

In conducting operations and maintenance, the Operator may change the physical Facilities; provided, however, the Partnership must approve any significant reconfiguration of the Facilities.

The Operator may enter into design, construction, equipment procurement, maintenance, and service agreements in the name of the Partnership within such guidelines as the Partnership may establish from time to time or as the Partnership otherwise may approve.

Gas Control and Regulatory Services

The Operator shall manage the gas control operations of the Facilities including Gas Control and Gas Management Services; Legal; and Regulatory. This will also include managing nominations and allocations; planning and scheduling withdrawals and injections as well as managing the FERC posting requirements on Operator’s LINK system. Regulatory strategies and tariff filings will be completed within such guidelines as the Partnership may establish from time to time or as the Partnership otherwise may approve.

Business Development and Marketing

The Operator shall negotiate and, on behalf of the Partnership, execute and deliver Storage Agreements within such guidelines as the Partnership may establish from time to time or as the Partnership otherwise may approve. The Operator also shall oversee the performance of Storage Agreement and, on behalf of the Partnership, exercise the Partnership’s rights under Storage Agreements.

Accounting Services

The Operator shall prepare the following reports and other materials for the Partnership and, where applicable, the General Partner:

•  Monthly balance sheets, income statements, and cash flow statements

•  Quarterly balance sheets, income statements, and cash flow statements

•  Annual balance sheets, income statements, and cash flow statements (NJR shall coordinate the audit of those statements)

•  Federal, state and local income tax returns as appropriate

•  Proposed capital and operating budgets for the Partnership, to be approved by the General Partner as provided in the GP LLC Agreement

The Operator also shall receive all funds in the name of the Partnership, deposit them in bank or other accounts of the Partnership or the General Partner (as applicable), and from those funds pay all amounts the Partnership or the General Partner (as applicable) owes to third parties.

Fees for Services; Cost Reimbursement

The Operator shall be paid the following fees for its services:

•  The Partnership shall pay the Operator a fixed monthly fee (for reimbursement of reasonable overhead costs) plus reimbursement for particular services or expenses . Requests for reimbursement shall be supported with appropriate detail.

•  On behalf of the General Partner the Operator will prepare an analysis of fair market value of these services in support of a review of the fees every 3 years. This analysis will be subject to review and comment by NJR. Service fees shall be subject to change based on the results of such analysis.

•  NJR shall have the right to audit Operator’s accounts and records relating to the Partnership.

The Operator is not responsible for the fees or expenses of the Partnership’s or the General Partner’s auditors, legal counsel, engineering or design firms or other third parties providing services [except to the extent explicitly noted above].

Partnership Decisions	The General Partner is authorized to make all decisions on behalf of the Partnership under the O&M Agreement.
Early Termination

The Operator on the one hand, and the Partnership and the General Partner on the other, may terminate the Agreement:

•  If the other party has failed to make payments of more than $1,000,000 in the aggregate and those amounts have been outstanding more than 30 days

•  If the other party fails to perform any material obligations and that failure remains unremedied more than 30 days after notice from the terminating party

•  Sale of the Partnership or its assets, or the dissolution of the Partnership

•  Other standard termination events, such as bankruptcy or insolvency of the Operator

Nature of Services

The Operator is performing its services as an independent contractor and (other than as specifically authorized) not as an agent of the Partnership or the Company. The O&M Agreement shall obligate the Operator to perform its services in accordance with budgetary and other guidelines specified by the Partnership. The Operator shall operate the Facilities as a reasonable and prudent operator. Provided the Operator conducts its activities as just described and has otherwise complied with the O&M Agreement, the Partnership shall indemnify the Operator, its Affiliates, and their respective officers, employees, and agents from and against all liabilities they may incur in connection with or arising out of the O&M Agreement. In the absence of intentional misconduct, the Operator’s liability is limited to the amount of fees for its services.

Miscellaneous

The O&M Agreement will include confidentiality, conflicts, dispute resolution and other provisions similar to those in Sections 3.06 and 6.04 and Articles 10 and 12 of the Limited Partnership Agreement of the Partnership.